S&S DRAFT
                                                                  05/26/97

         As filed with the Securities and Exchange Commission on May 30, 1997

                                                     REGISTRATION NO.  333-


                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                        -------------------------------------

                                       FORM S-3
                               REGISTRATION STATEMENT
                                        UNDER
                             THE SECURITIES ACT OF 1933

                        -------------------------------------

                                 APPLE COMPUTER, INC.
                (Exact Name of Registrant as Specified in its Charter)


                                      CALIFORNIA
           (State or Other Jurisdiction of Incorporation or Organization)


                                     94-2404110
                        (I.R.S. Employer Identification No.)

                                   1 INFINITE LOOP
                             CUPERTINO, CALIFORNIA 95014
                                    (408) 996-1010

       (Address, Including Zip Code, and Telephone Number, Including Area Code,
                    of Registrant's Principal Executive Offices)

                        -------------------------------------

                                 JOHN B. DOUGLAS III
                SENIOR VICE PRESIDENT, GENERAL COUNSEL, AND SECRETARY
                                 APPLE COMPUTER, INC.
                                   1 INFINITE LOOP
                             CUPERTINO, CALIFORNIA 95014
                                   (408) 996-1010

              (Name, Address, Including Zip Code, and Telephone Number,
                     Including Area Code, of Agent for Service)

                        -------------------------------------

                                      Copy to:

                                WILLIAM H. HINMAN, JR.
                                 Shearman & Sterling
                                555 California Street
                           San Francisco, California  94104
                                    (415) 616-1100

                        -------------------------------------




     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                                   CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                                       PROPOSED           PROPOSED
                                                        MAXIMUM            MAXIMUM         AMOUNT OF
       TITLE OF SHARES           AMOUNT TO BE       OFFERING PRICE        AGGREGATE       REGISTRATION
       TO BE REGISTERED           REGISTERED              PER             OFFERING            FEE
                                                        SHARE (1)         PRICE(1)
--------------------------------------------------------------------------------------------------------
 Common Stock, no par value     1,500,000 Shares       $16.8125        25,218,750.00        $7,642.05
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low prices of the Common Stock as reported on the Nasdaq National Market on May 23, 1997.

                             ----------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       SUBJECT TO COMPLETION, DATED MAY 30, 1997
PROSPECTUS

                                  1,500,000 SHARES



                                 APPLE COMPUTER, INC.


                                     COMMON STOCK
                                    (NO PAR VALUE)



     This Prospectus relates to an aggregate of 1,500,000 shares (the "Shares") of common stock, no par value (the "Common Stock"), of Apple Computer, Inc. ("Apple" or the "Company") which may be offered and sold from time to time by a shareholder of the Company (the "Selling Shareholder"). See "Selling Shareholder". The Shares were acquired by the Selling Shareholder in connection with the Company's acquisition of NeXT Software, Inc. ("NeXT") on February 4, 1997. See "The NeXT Acquisition".

     The Shares may be offered for sale by the Selling Shareholder from time to time in the over-the-counter market, in the Nasdaq National Market, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold by the Selling Shareholder directly to purchasers or through agents, underwriters or dealers. See "Selling Shareholder" and "Plan of Distribution". If required, the names of any such agents or underwriters involved in the sale of the Shares in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this prospectus (a "Prospectus Supplement").

     The Selling Shareholder will receive all of the net proceeds from the sale of the Shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Shares. The Company is responsible for payment of all other expenses incident to the offer and sale of the Shares.

     The Selling Shareholder and any broker/dealers, agents or underwriters which participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions, discounts or concessions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING AN INVESTMENT IN THE SHARES OFFERED HEREBY, SEE "RISK FACTORS" ON PAGE -.

     On May 23, 1997, the closing bid price of the Common Stock, which is quoted on the Nasdaq National Market under the symbol "AAPL", was $16.875 per share.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                   COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                    COMMISSION OR ANY STATE SECURITIES COMMISSION
                       PASSED UPON THE ACCURACY OR ADEQUACY OF
                       THIS PROSPECTUS.  ANY REPRESENTATION TO
                         THE CONTRARY IS A CRIMINAL OFFENSE.




        The date of this Prospectus is                                 , 1997.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                AVAILABLE INFORMATION


     Apple is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. In addition, such reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the Nasdaq National Market, Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006, on which the Common Stock of the Company is quoted.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Shelf Registration Statement") under the Securities Act with respect to the offering of the Common Stock made hereby. This Prospectus does not contain all of the information set forth in the Shelf Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Shelf Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Shelf Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Shelf Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission. In addition, copies of the Shelf Registration Statement may be obtained from the Commission's World Wide Web site at http://www.sec.gov.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated by reference in this Prospectus:

     1. Apple's Annual Report on Form 10-K for the fiscal year ended September 27, 1996.

     2. Apple's Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 1996.

     3.   Apple's Current Report on Form 8-K, filed October 28, 1996.

     4.   Apple's Current Report on Form 8-K, filed December 13, 1996.

     5.   Apple's Current Report on Form 8-K/A, filed December 23, 1996.

     6.   Apple's Current Report on Form 8-K, filed December 24, 1996.

     7.   Apple's Current Report on Form 8-K, filed April 10, 1997.

     8.   Apple's Current Report on Form 8-K, filed April 25, 1997.

     9. Apple's Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 1997.

     10. The description of Apple's capital stock contained in Apple's Registration Statement filed on Form 8-A, dated October 30, 1981 and the description of the Common Share Purchase Rights contained in its Registration Statement filed on Form 8-A, dated May 15, 1989.

     All documents filed by Apple pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of this Shelf Registration Statement of which this Prospectus forms a part and prior to the end of

Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (WITHOUT EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST. REQUESTS FOR DOCUMENTS SHOULD BE DIRECTED TO APPLE COMPUTER, INC., 1 INFINITE LOOP, CUPERTINO, CALIFORNIA 95014, ATTENTION:
DIRECTOR, INVESTOR RELATIONS, (TELEPHONE:  (408) 996-1010).

                                     THE COMPANY

     Apple designs, manufactures and markets microprocessor-based personal computers and related personal computing and communicating solutions for sale primarily to education, home, business and government customers. Substantially all of the Company's net sales to date have been derived from the sale of personal computers from its Apple Macintosh-Registered Trademark- line of computers and related software and peripherals. The Company operates in one principal industry segment across geographically diverse marketplaces.

     Apple was incorporated under the laws of the State of California on January 3, 1977. The Company's principal executive offices are located at 1 Infinite Loop, Cupertino, California 95014 and its telephone number is (408) 996-1010.


                                 THE NEXT ACQUISITION

     On February 4, 1997, Apple acquired all of the outstanding shares of NeXT pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated December 20, 1996, among Apple, Blackbird Acquisition Corporation and NeXT. NeXT, which was headquartered in Redwood City, California, developed, marketed and supported software that enables customers to easily and quickly implement business applications on the Internet/World Wide Web, intranets and enterprise-wide client/server networks. Pursuant to the Merger Agreement, Apple issued the Shares to the Selling Shareholder without registration pursuant to the exemption set forth in Section 4(2) of the Securities Act and Regulation D thereunder.

     The terms of the Merger Agreement provide for Apple to file a shelf registration statement covering the Shares. The Shelf Registration Statement of which this Prospectus is a part constitutes such required shelf registration statement.


                                     RISK FACTORS

FACTORS AFFECTING FUTURE OPERATING RESULTS AND FINANCIAL CONDITION

     The Company's future operating results and financial condition are dependent upon the Company's ability to successfully develop, manufacture, and market technologically innovative products in order to meet dynamic customer demand patterns, and its ability to effect a change in marketplace perception of the Company's prospects, including the viability of the Macintosh platform. Inherent in this process are a number of factors that the Company must successfully manage in order to achieve favorable future operating results and a favorable financial condition. Potential risks and uncertainties that could affect the Company's future operating results and financial condition include, without limitation, continued competitive pressures in the marketplace and the effect of any reaction by the Company to such competitive pressures, including pricing actions by the Company; the Company's ability to supply products in certain categories; the Company's ability to supply products free of latent defects or other faults; the Company's ability to make timely delivery to the marketplace of technological innovations, including its ability to make timely delivery of planned enhancements to the current Macintosh operating system ("Mac-Registered Trademark- OS") and to make timely delivery of a new and substantially backward-compatible OS; the Company's ability to successfully integrate NeXT technologies, processes and employees with those at Apple; the Company's ability to successfully implement its strategic direction and restructuring actions, including reducing its expenditures; the Company's ability to attract, motivate and retain employees; the effects of significant adverse publicity; and the availability of third-party software for particular applications.

     The Company expects that it will not return to profitability until at least the fourth quarter of 1997, if not later.

RECENT FINANCIAL RESULTS

     The Company reported a net loss of $708 million, or $5.64 per share, for the quarter ended March 28, 1997, and $828 million, or $6.62 per share, for the six months ended March 28, 1997. These results include a $155 million charge for supplemental restructuring actions, as described below, and a $375 million charge to operating results for in-process research and development acquired in the NeXT acquisition, as described in Note 3 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 1997.

DECLINING SALES; LOSS OF MARKET SHARE; INDUSTRY TRENDS

     During the last fiscal quarter, the Company continued to experience a significant decline in both its unit shipments and its market share in the overall personal computer industry. For the second fiscal quarter of 1997, the number of the Company's Macintosh computers shipped worldwide declined by 33% when compared with the corresponding quarter of 1996. Moreover, according to industry sources, in the second fiscal quarter of 1997, as compared to the same period in 1996, the Company's share of the worldwide and U.S. personal computer markets declined to 3.1% from 5.8%, and to 4.0% from 7.3%, respectively. As part of its new strategic direction, the Company intends, among other things, to streamline its product line, which could result in a further decline in the number of units shipped and the Company's share of the overall personal computer market.

     A consumer's decision to invest in a new computer product is often influenced by the level of ongoing support he or she believes will be provided by the manufacturer and third parties, including software developers. The Company believes that extensive media coverage of the Company's financial losses and speculation regarding the Company's financial position have raised concerns with consumers and third-party resellers with respect to ongoing hardware and software support for the Company's products. This in turn may have further contributed to the decline in the Company's sales. Although the Company believes that the actions it is taking under its restructuring plan should help restore confidence in the Company and the Macintosh platform, there can be no assurance that such actions will succeed or that further erosion in confidence will not take place.

     In addition to its own declining sales, the Company believes that the rate of growth in overall worldwide personal computer unit sales has declined and may remain below prior years' growth rates for the foreseeable future. This decline in the rate of growth could further increase the competitive nature of the environment in which the Company operates and negatively affect the Company's unit shipments and, accordingly, its results of operations and financial condition.

RESTRUCTURING OF OPERATIONS AND NEW BUSINESS MODEL

     In the second quarter of 1996, the Company announced and began to implement a restructuring plan aimed at reducing costs and restoring profitability to the Company's operations. The restructuring plan was necessitated by decreased demand for Company products and the Company's adoption of a new strategic direction. These actions resulted in a net charge of $179 million after subsequent adjustments recorded in the fourth quarter of 1996. In the second quarter of 1997, the Company announced and began to implement supplemental restructuring actions to meet the foregoing objectives of the plan. The Company recognized a $155 million charge in the second quarter of 1997 for the estimated costs of those actions. The restructuring actions consist of terminating employees, canceling or vacating facility leases, writing down operating assets to be sold, and canceling contracts related to certain projects. The restructuring actions under the plan have resulted in cash expenditures of $79 million and noncash asset write-downs of $28 million from the second quarter of 1996 through March 28, 1997. The Company expects that the remaining $227 million accrued balance at March 28, 1997 will result in cash expenditures of approximately $170 million over the next twelve months and $11 million thereafter. There are several risks inherent in the Company's efforts to transition to a new cost structure. These include the risk that the Company will not be able to reduce expenditures quickly enough to restore sustained profitability and the risk that cost-cutting initiatives will impair the Company's ability to innovate and remain competitive in the computer industry.

     As part of its restructuring effort, the Company has been implementing a new business model. Implementation of the new business model involves several risks, including the risk that by simplifying its product line the Company will increase its dependence on fewer products, potentially reduce overall sales, and increase its reliance on unproven products and technology. Another risk of the new business model is that by increasing the proportion of the Company's products to be manufactured under outsourcing arrangements, the Company could lose control of the quality or quantity of the products manufactured, or lose the flexibility to make timely changes in production schedules in order to respond to changing market conditions. In addition, the new business model could adversely affect employee morale, thereby damaging the Company's ability to retain and motivate employees. Also, because the new business model contemplates that the Company will rely to a greater extent on collaboration and licensing arrangements with third parties, the Company will have less direct control over certain of its research and development efforts, and its ability to create innovative new products may be reduced.

     In addition, the new business model now includes the acquisition of NeXT. There can be no assurance that the technologies acquired from NeXT will be successfully exploited, or that key NeXT employees and processes will be retained and successfully integrated with those at Apple. Finally, even if the new business model is successfully implemented, there can be no assurance that it will effectively resolve the various issues currently facing the Company. In addition, although the Company believes that the actions it is taking and will take under its restructuring plan and its acquisition of NeXT should help restore marketplace confidence in the Macintosh platform, there can be no assurance that such actions will be successful.

     For the foregoing reasons, there can be no assurance that the new business model, including the restructuring actions and the acquisition of NeXT, will enable the Company to achieve its objectives of reducing its cost structure, improving its competitiveness, and restoring sustained profitability. The Company's future operating results and financial condition could be adversely affected should it encounter difficulty in effectively managing the transition to the new business model and cost structure.

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCTS; UNCERTAINTIES ASSOCIATED WITH THE INTERNET

     Due to the highly volatile nature of the personal computer industry, the Company frequently introduces new products and product enhancements, including the recent introductions of certain PowerBook and Power Macintosh products. The success of new product introductions is dependent on a number of factors, including market acceptance, the Company's ability to manage the risks associated with product transitions, the availability of application software for new products, the effective management of inventory levels in line with anticipated product demand, the availability of products in appropriate quantities to meet anticipated demand, and the risk that new products may have quality or other defects in the early stages of introduction. Accordingly, the Company cannot determine the ultimate effect that new products will have on its sales or results of operations. In addition, although the number of new product introductions may decrease under the Company's new business model, the risks and uncertainties associated with new product introductions may increase as the Company refocuses its product offerings on key growth segments.

     The rate of product shipments immediately following introduction of a new product is not necessarily an indication of the future rate of shipments for that product, which depends on many factors, some of which are not under the control of the Company. These factors may include initial large purchases by a small segment of the user population that tends to purchase new technology prior to its acceptance by the majority of users ("early adopters"); purchases in satisfaction of pent-up demand by users who anticipated new technology and, as a result, deferred purchases of other products; and overordering by dealers who anticipate shortages due to the aforementioned factors. These factors may be offset by others, such as the deferral of purchases by many users until new technology is accepted as "proven" and for which commonly used software products are available; and the reduction of orders by dealers once they believe they can obtain sufficient supply of products previously in backlog.

     Backlog is often volatile after new product introductions due to the aforementioned demand factors, often increasing coincident with introduction, and then decreasing once dealers and customers believe they can obtain sufficient supply of the new products.

     The measurement of demand for newly introduced products is further complicated by the availability of different product configurations, which may include various types of built-in peripherals and software. Configurations may also require certain localization (such as language) for various markets and, as a result, demand in different geographic areas may be a function of the availability of third-party software in those localized versions. For example, the availability of European-language versions of software products manufactured by U.S. producers may lag behind the availability of U.S. versions by a quarter or more. This may result in lower initial demand for the Company's new products outside the United States, even though localized versions of the Company's products may be available.

     The increasing integration of functions and complexity of operations of the Company's products also increase the risk that latent defects or other faults could be discovered by customers or end-users after volumes of products have been produced or shipped. If such defects were significant, the Company could incur material recall and replacement costs under product warranties.

     The Company recently announced a "dual track" approach to its OS development. The Company plans to continue to introduce enhancements to the current Mac OS and later introduce a new OS (code named "Rhapsody") which is expected to offer advanced functionality based upon the Mac OS and NeXT software technologies. However, the NeXT software technologies that the Company plans to use in the development of Rhapsody were not originally designed to be compatible with the Mac OS. As a result, there can be no assurance that the development of Rhapsody will be successful. In addition, Rhapsody may not be fully backward-compatible with all existing applications, which could result in a loss of existing customers. Finally, it is uncertain whether Rhapsody or the planned enhancements to the current Mac OS will gain developer support and market acceptance. Inability to successfully develop and make timely delivery of a substantially backward-compatible Rhapsody or of planned enhancements to the current Mac OS, or to gain developer support and market acceptance for those operating systems, may have an adverse impact on the Company's operating results and financial condition.

     The Company is integrating Internet capabilities into its new and existing hardware and software platforms. There can be no assurance that the Company will be able to continue to do so successfully. In addition, the Internet market is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed products addressing access to, authoring for, or communication over, the Internet. Many of these competitors have a significant lead over the Company in developing products for the Internet, have significantly greater financial, marketing, manufacturing, and technological resources than the Company, or both. Finally, the hardware and software industries addressing the accessing, authoring and electronic publishing requirements of the Internet are young and have few proven products. Critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access, and quality of service) remain unresolved and may affect the growth of Internet use, together with the hardware and software standards and electronic media employed in such markets. The Company is devoting significant resources toward developing its Internet strategy. There can be no assurance that such strategy will prove successful or financially benefit the Company.

COMPETITION


     The personal computer industry is highly competitive and is characterized by aggressive pricing practices, downward pressure on gross margins, frequent introduction of new products, short product life cycles, continual improvement in product price/performance characteristics, price sensitivity on the part of consumers, and a large number of competitors. The Company's results of operations and financial condition have been, and in the future may continue to be, adversely affected by industry-wide pricing pressures and downward pressures on gross margins. The industry has also been characterized by rapid technological advances in software functionality and hardware performance and features based on existing or emerging industry standards. Many of the Company's competitors have greater financial, marketing, manufacturing, and technological resources, broader product lines and larger installed customer bases than those of the Company. There can be no assurance that the Company will be able to compete successfully in this environment.

     The Company's future operating results and financial condition may be affected by overall demand for personal computers and general customer preferences for one platform over another or one set of product features over another. The Company is currently the primary maker of hardware that uses the Mac OS. The Mac OS has a minority market share in the personal computer market, which is dominated by makers of computers that run the MS-DOS and Microsoft Windows operating systems. The Company believes that the Mac OS, with its perceived advantages over MS-DOS and Windows, has been a driving force behind sales of the Company's personal computer hardware for the past several years. Recent innovations in the Windows platform, including those included in Windows 95 and Windows NT, have added features to the Windows platform which make the differences between the Mac OS and Microsoft operating systems less significant. The Company is currently taking and will continue to take steps to respond to the competitive pressures being placed on its personal computer sales as a result of the recent innovations in the Windows platform. The Company's future operating results and financial condition may be adversely affected if it is unable to maintain and increase the installed base for the Macintosh platform.

     As part of its efforts to increase the installed base for the Macintosh platform, the Company announced the licensing of the Mac OS to other personal computer vendors in 1995 and 1996. Several vendors currently sell products that utilize the Macintosh operating system. The Company believes that licensing the operating system will result in a broader installed base on which software vendors can develop and provide technical innovations for the Macintosh platform. However, there can be no assurance that the installed base will be broadened by the licensing of the operating system or that licensing will result in an increase in the number of application software titles or the rate at which vendors will bring to market application software based on the Mac OS. In addition, as a result of licensing its operating system, the Company competes with other companies producing Mac OS-based computer systems. The benefits to the Company from licensing the Mac OS to third parties may be more than offset by the disadvantages of competing with them.

     As a supplemental means of addressing the competition from MS-DOS and Windows, the Company has devoted substantial resources toward developing personal computer products capable of running application software designed for the MS-DOS or Windows operating systems ("Cross-Platform Products"). These products include the RISC-based PowerPC-TM- microprocessor and either include the Pentium or 586-class microprocessor or can accommodate an add-on card containing a Pentium or 586-class microprocessor. These products enable users to run concurrently applications that require the Mac OS, MS-DOS, Windows 3.1, or Windows 95 operating systems.

     Depending on customer demand, the Company may supply customers who purchase Cross-Platform Products with Windows operating system software under licensing agreements with Microsoft. However, in order to do so, the Company will need to enter into one or more agreements with certain Microsoft distributors. There can be no assurance that the Company will be able to enter into such agreements on terms acceptable to the Company, if at all. If the Company is unable to enter into agreements with Microsoft distributors or renew the Microsoft licenses upon their expiration, the Company's sales of Cross-Platform Products could be adversely affected.

     The Company, International Business Machines Corporation ("IBM") and Motorola, Inc. have agreed upon and announced the availability of specifications for a PowerPC microprocessor-based hardware reference platform. These specifications define a "unified" personal computer architecture that gives access to both the Power Macintosh platform and the PC environment and utilizes standard industry components. The Company's future operating results and financial condition may be affected by its ability to continue to implement this agreement and to manage the risk associated with the transition to this new hardware reference platform. Microsoft recently announced that it would no longer adapt its Windows NT operating system software, which is being used more by corporations, to run on the PowerPC microprocessor. This decision may adversely affect revenues derived from this new hardware reference platform.

     Several competitors of the Company, including Compaq, IBM, and Microsoft, have either targeted or announced their intention to target certain of the Company's key market segments, including education and publishing. Many of these companies have greater financial, marketing, manufacturing, and technological resources than the Company. There can be no assurance that the Company will be able to maintain its position in these segments or that this added competition will not have a material adverse effect on the Company's results of operations or financial condition.

NO ASSURANCE OF SUPPORT FROM THIRD-PARTY SOFTWARE DEVELOPERS;
MICROSOFT POTENTIAL CONFLICT OF INTEREST

     Decisions by customers to purchase the Company's personal computers, as opposed to MS-DOS or Windows-based systems, are often based on the availability of third-party software for particular applications. The Company believes that the availability of third-party application software for the Company's hardware products depends in part on third-party developers' perception and analysis of the relative benefits of developing, maintaining, and upgrading such software for the Company's products versus software for the larger MS-DOS and Windows market. This analysis is based on factors such as the perceived strength of the Company and its products, the anticipated potential revenue that may be generated, and the costs of developing such software products. To the extent the Company's recent financial losses and declining demand for the Company's products have caused software developers to question the Company's prospects in the personal computer market, developers could be less inclined to develop new application software or upgrade existing software for the Company's products and more inclined to devote their resources to developing and upgrading software for the larger MS-DOS and Windows market. Microsoft Corporation is an important developer of application software for the Company's products. Accordingly, Microsoft's interest in producing application software for the Company's products may be influenced by Microsoft's perception of its interests as the vendor of the Windows operating systems. There can be no assurance that Microsoft or other third party developers will continue to produce application software for the Company's products. If Microsoft or other significant third party developers were to discontinue such production, the Company's results of operations and financial condition could be adversely affected.

DEPENDENCE ON THIRD-PARTY SUPPLIERS; IBM POTENTIAL CONFLICT OF INTEREST

     Although certain components essential to the Company's business are generally available from multiple sources, other processes and key components (including application specific integrated circuits ("ASICs")) are currently obtained by the Company from single sources. If the supply of key single-sourced components to the Company were to be delayed or curtailed, the Company's ability to ship the related product utilizing such components in desired quantities and in a timely manner could be adversely affected. The Company's business and financial performance could also be adversely affected, depending on the time required to obtain sufficient quantities from the original source, or to identify and obtain sufficient quantities from an alternate source.

     The Company believes that the availability from suppliers to the personal computer industry of microprocessors and ASICS presents the most significant potential for constraining the Company's ability to manufacture products. Some advanced microprocessors are currently in the early stages of ramp-up for production and thus have limited availability. The Company and other producers in the personal computer industry also compete for other semiconductor products with other industries that have experienced increased demand for such products, due to either increased consumer demand or increased use of semiconductors in their products (such as the cellular phone and automotive industries). Finally, the Company uses some components that are not common to the rest of the personal computer industry (including certain microprocessors and ASICs). Continued availability of these components may be affected if producers were to decide to concentrate on the production of common components instead of components customized to meet the Company's requirements. Such product supply constraints and corresponding increased costs could decrease the Company's net sales and adversely affect the Company's operating results and financial condition.

     The Company's ability to produce and market competitive products is also dependent on the ability and desire of IBM and Motorola, Inc., the suppliers of the PowerPC RISC microprocessor for certain of the Company's products, to supply to the Company in adequate numbers microprocessors that produce superior price/performance results compared with those supplied to the Company's competitors by Intel Corporation, the developer and producer of the microprocessors used by most personal computers using the MS-DOS and Windows operating systems. In addition, the desire of IBM and Motorola to continue producing these microprocessors may be influenced by Microsoft's decision not to adapt its Windows NT operating system software to run on the PowerPC microprocessor. IBM produces personal computers based on Intel microprocessors as well as workstations based on the PowerPC microprocessor, and is also the developer of OS/2, a competing operating system to the Company's Mac OS. Accordingly,IBM's interest in supplying the Company with microprocessors for the Company's products may be influenced by IBM's perception of its interests as a competing manufacturer of personal computers and as a competing operating system vendor.

GLOBAL MARKET RISKS

     Net sales outside the United States represented approximately 54% and 53% of the Company's consolidated net sales in the first six months of 1996 and 1997, respectively. During these same periods, approximately 43% and 45% of the Company's central processing units were manufactured outside of the United States. The Company currently sells its products in more than 140 countries. The success and profitability of international operations may be adversely affected by risks associated with international activities, including economic and labor conditions, political instability, tax laws (including U.S. taxes on foreign subsidiaries), and changes in the value of the United States dollar versus the local currency in which the products are sold. Changes in exchange rates may adversely affect the Company's net consolidated sales (as expressed in United States dollars) and gross profit margins from international operations. Although the Company attempts to mitigate this exposure through hedging transactions, the Company also enters into foreign exchange currency transactions for the purpose of reducing its hedging costs, which exposes the Company to further currency fluctuation risk. The Company's current financial condition is expected to increase the costs of its hedging transactions, as well as affect the nature of the hedging transactions that the Company's trading partners are willing to enter.

INVENTORY SUPPLY

     The Company provides reserves against any inventories of products that have become obsolete or are in excess of anticipated demand, accrues for any cancellation fees of orders for inventories that have been cancelled, and accrues for the estimated costs to correct any product quality problems. Although the Company believes its inventory and related reserves are adequate, no assurance can be given that the Company will not incur additional inventory and related charges. In addition, such charges have had, and may again have, a material affect on the Company's financial position and results of operations.

     The Company must order components for its products and build inventory well in advance of product shipments. Because the Company's markets are volatile and subject to rapid technology and price changes, there is a risk that the Company will forecast incorrectly and produce excess or insufficient inventories of particular products. The Company's operating results and financial condition have been in the past and may in the future be materially adversely affected by the Company's ability to manage its inventory levels and respond to short-term shifts in customer demand patterns.

     Certain of the Company's products are manufactured in whole or in part by third-party manufacturers, either pursuant to design specifications of the Company or otherwise. As a result of the Company's restructuring actions, which included the sale of the Company's Fountain, Colorado, manufacturing facility to SCI Systems, Inc. ("SCI") and a related manufacturing outsourcing agreement with SCI, both in the second quarter of 1996, the proportion of the Company's products produced and distributed under outsourcing arrangements will increase. While outsourcing arrangements may lower the fixed cost of operations, they will also reduce the direct control the Company has over production. It is uncertain what effect such diminished control will have on the quality or quantity of the products manufactured, or the flexibility of the Company to respond to changing market conditions. Furthermore, any efforts by the Company to manage its inventory under outsourcing arrangements could subject the Company to liquidated damages or cancellation of the arrangement. Moreover, although arrangements with such manufacturers may contain provisions for warranty expense reimbursement, the Company remains at least initially responsible to the ultimate consumer for warranty service. Accordingly, in the event of product defects or warranty liability, the Company may remain primarily liable. Any unanticipated product defect or warranty liability, whether pursuant to arrangements with contract manufacturers or otherwise, could adversely affect the Company's future operating results and financial condition.

MARKETING AND DISTRIBUTION

     A number of uncertainties may affect the marketing and distribution of the Company's products. Currently, the Company's primary means of distribution is through third-party computer resellers. Such resellers include consumer channels such as mass-merchandise stores, consumer electronics outlets, and computer superstores. The Company's business and financial results could be adversely affected if the financial condition of these resellers weakened or if resellers within consumer channels were to decide not to continue to distribute the Company's products.

     Uncertainty over demand for the Company's products may cause resellers to reduce their ordering and marketing of the Company's products. Under the Company's arrangements with its resellers, resellers have the option to reduce or eliminate unfilled orders previously placed, in most instances without financial penalty. Resellers also have the option to return products to the Company without penalty within certain limits, beyond which they may be assessed fees. The Company has experienced a reduction in ordering from historical levels by resellers due to uncertainty concerning the Company's condition and prospects.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent upon the continued service of its key engineering, marketing, sales, manufacturing, support and executive personnel, and on its ability to continue to attract, retain and motivate qualified personnel. The competition for such employees is intense, and the loss of the services of one or more of these key personnel could adversely affect the Company. The Company believes that extensive media coverage of the Company's financial losses and speculation regarding the Company's financial position have encouraged its competitors and other technology companies to actively recruit the Company's personnel. There can be no assurance that the restructuring will not cause the Company to experience additional difficulty in attracting, retaining and motivating the personnel needed to implement the Company's new strategic direction. The Company does not maintain key man life insurance on any of its key executives.

INTELLECTUAL PROPERTY RIGHTS

     From time to time, other companies and individuals assert exclusive patent, copyright, trademark and other intellectual property rights to technologies or marks that are important to the personal computer industry or the Company's business. The Company evaluates each claim relating to its products and, if appropriate, seeks a license to use the protected technology. There can be no assurance that the Company will be able to obtain licenses to intellectual property of third parties on commercially reasonable terms, if at all. In addition, the Company could be at a disadvantage if its competitors obtain licenses for protected technologies with more favorable terms than does the Company. If the Company or its suppliers are unable to license protected technology used in the Company's products, the Company could be prohibited from marketing those products or may have to market products without desirable features. The Company could also incur substantial costs to redesign its products or to defend any legal action taken against the Company. If the Company's products should be found to infringe protected technology, the Company could be enjoined from further infringement and required to pay damages to the infringed party. Any of the foregoing could have a material adverse effect on the results of operations and financial position of the Company.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock has been, and may continue to be, extremely volatile. Factors such as new product announcements by the Company or its competitors, the implementation of the Company's restructuring plan, quarterly fluctuations in the operating results of the Company, its competitors and other technology companies and general conditions in the computer market may have a significant impact on the market price of the Common Stock. In particular, if the Company were to report operating results, product development progress or restructuring progress that did not meet the expectations of research analysts, the market price of the Common Stock could be materially adversely affected. The Company's stock has experienced sharp declines in price and there can be no assurance that such reductions in price will not recur. In addition, from time to time the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices for many high technology companies and which have often been unrelated to the operating performance of specific companies.

IMPEDIMENTS TO CHANGES IN CONTROL

     Certain provisions in the Certificate of Incorporation and Bylaws of the Company and the shareholder rights plan, adopted by the Company's Board of Directors in April 1989, may make more difficult or discourage attempts to change the composition of the Board of Directors, may make more difficult or discourage takeovers of the Company, including those in which holders of the Company's Common Stock might receive a substantial premium for some or all of their shares, and could potentially depress the market price of shares of Common Stock. In addition, the ability of the Board of Directors to issue shares of preferred stock or rights to purchase preferred stock and to fix the voting, redemption, conversion and other rights thereof without shareholder approval could hinder any proposed tender offer, merger or other attempt to gain control of the Company.

OTHER FACTORS

     The majority of the Company's research and development activities, its corporate headquarters, and other critical business operations, including certain major vendors, are located near major seismic faults. The Company's operating results and financial condition could be materially adversely affected in the event of a major earthquake.

     Production and marketing of products in certain states and countries may subject the Company to environmental and other regulations which include, in some instances, the requirement that the Company provide consumers with the ability to return to the Company product at the end of its useful life, and leave responsibility for environmentally safe disposal or recycling with the Company. It is unclear what effect such regulation will have on the Company's future operating results and financial condition.

     As part of the Company's restructuring plan, the Company entered into a "Master Logistics Management Services" agreement with Ryder Integrated Logistics, Inc. to outsource the Company's domestic operations transportation and logistics management. While this outsourcing agreement, and other similar agreements entered into to outsource the Company's European operations transportation and logistics management, may lower the Company's fixed costs of operations, it will also reduce the direct control the Company has over its transportation and logistics management. It is uncertain what effect such diminished control will have on the Company's transportation and logistics management.

     As part of the Company's restructuring plan, the Company sold its Napa, California, data center to MCI Systemhouse ("MCI") and entered into a data processing outsourcing agreement with MCI in the fourth quarter of 1996. While this outsourcing agreement may lower the Company's fixed costs of operations, it will also reduce the direct control the Company has over its data processing.
It is uncertain what effect such diminished control will have on the Company's data processing.

                                   USE OF PROCEEDS

     The Selling Shareholder will receive of all the net proceeds from the offering of the Shares hereby. Accordingly, the Company will not receive any proceeds from the sale of the Shares.


                                 SELLING SHAREHOLDER


     The following table sets forth certain information, with respect to the beneficial ownership of the Common Stock by the Selling Shareholder as of April 12, 1997, as reported to the Company by the Selling Shareholder, the number of Shares being offered by the Selling Shareholder and the amount and percentage of the Common Stock to be owned beneficially by the Selling Shareholder following this offering, assuming all Shares offered hereby are sold.



                                  Shares of Common Stock                     Shares of Common Stock
                                    Beneficially Owned                         Beneficially Owned
                                   Prior to the Offering                       After the Offering
                                  ----------------------                     ----------------------

                                                                 Number of
                                                                 Shares of
                                                                  Common
  Name of Selling Shareholder  Number          Percentage(1)   Stock Offered    Number         Percentage(1)
  ---------------------------  ------          -------------   -------------    ------         -------------
  Steven P. Jobs  . . . . . .  1,500,001       1.19%             1,500,000      1              *

----------------
*  Less than 1%

(1)  Based on the number of shares of Common Stock outstanding on May 3, 1997.

    The Selling Shareholder has served as an adviser to the Chief Executive Officer and as a regular invitee of the Executive Committee of the Company since February 6, 1997 and was Chief Executive Officer, Chairman of the Board and a majority shareholder of NeXT, now a wholly-owned subsidiary of the Company, prior to the acquisition of NeXT by the Company. Other than the foregoing, the Selling Shareholder does not hold, and during the last three years has not held, any other position, office or material relationship with the Company or any affiliate of the Company.

                                 PLAN OF DISTRIBUTION


    The Shares offered hereby may be sold from time to time to purchasers directly by the Selling Shareholder. Alternatively, the Selling Shareholder may from time to time offer the Shares in ordinary brokerage transactions or to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholder or the purchasers of the Shares for whom they may act as agents.
The Selling Shareholder and any underwriters, broker/dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the Shares by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

    The sale of the Shares by the Selling Shareholder may be effected from time to time in the over-the-counter market, in the Nasdaq National Market, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. At the time a particular offering of the Shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

    Any securities covered by this Prospectus which qualify for sale pursuant to Rule 145 under the Securities Act may be sold under Rule 145 rather than pursuant to this Prospectus.

    All expenses of the registration of the Shares will be paid by the Company; provided, however, that the Selling Shareholder will pay all underwriting discounts and selling commissions, if any.

    There can be no assurance that the Selling Shareholder will sell any or all of the Shares offered hereby.


                                    LEGAL MATTERS

    The validity of the Shares being offered hereby will be passed upon for the Company by Shearman & Sterling, San Francisco, California.

                                       EXPERTS

    The consolidated financial statements and schedule of Apple Computer, Inc. included and/or incorporated by reference in Apple Computer, Inc.'s Annual Report (Form 10-K) for the year ended September 29, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule have been incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized to do so or to anyone to whom it is unlawful to make such offer or solicitation in such jurisdiction.


                                  TABLE OF CONTENTS


Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Incorporation of Certain
Documents by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . .
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
The NeXT Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Selling Shareholder. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                   1,500,000 SHARES










                                 APPLE COMPUTER, INC.










                                     COMMON STOCK
                                    (NO PAR VALUE)





                                     -----------







                                       [ LOGO ]
                                     -----------









--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM NUMBER

ITEM 14.  OTHER EXPENSES OF REGISTRATION AND DISTRIBUTION.

     The following table sets forth the estimated expenses of the Registrant in connection with the offering described in this Registration Statement.

Securities and Exchange Commission registration fee. . . . .       7,642.05
                                                                 -------------
Accountants' fees and expenses . . . . . . . . . . . . . . .       5,000.00
                                                                 -------------
Legal fees and expenses. . . . . . . . . . . . . . . . . . .      30,000.00
                                                                 -------------
Printing and engraving expenses. . . . . . . . . . . . . . .       2,500.00
                                                                 -------------
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . .       4,857.95
                                                                 -------------
     Total . . . . . . . . . . . . . . . . . . . . . . . . .      50,000.00
                                                                 -------------
                                                                 -------------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 317 of the California General Corporations Law (the "CGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. Section 204 of the CGCL provides that this limitation on liability has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the CGCL (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the CGCL (directors' liability for improper dividends, loans and guarantees). Section 317 does not extend to acts or omissions of a director in his capacity as an officer. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the legislation underlying Section 317 have not yet been interpreted to any significant extent by the California courts,

Section 317 may relieve directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

     In accordance with Section 317, the Restated Articles of Incorporation, as amended (the "Articles"), of the Company limit the liability of a director to the Company or its shareholders for monetary damages to the fullest extent permissible under California law. The Articles further authorize the Company to provide indemnification to its agents (including officers and directors), subject to the limitations set forth above. The Articles and the Company's By-Laws further provide for indemnification of corporate agents to the maximum extent permitted by the CGCL.

      Pursuant to the authority provided in the Articles, the Company has entered into indemnification agreements with each of its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Company, and providing for certain other protection.

     The Company also maintains insurance policies which insure its officers and directors against certain liabilities.

     The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the By-Laws and the agreements referred to above and are qualified in their entirety by reference thereto.


ITEM 16.  EXHIBITS

Exhibit
Number    Description
------    -----------

2.1 Agreement and Plan of Merger, among Apple Computer, Inc., Blackbird Acquisition Corporation and NeXT Software, Inc., dated as of December
          20, 1996.   (Incorporated by reference to Exhibit 2 to the Company's
          Quarterly Report on Form 10-Q for the quarter ended December 27,
          1996.)

3.1 Restated Articles of Incorporation, filed with the Secretary of State of the State of California on January 27, 1988. (Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (file no. 33-23317) filed July 27, 1988.)

3.2 Amendment to Restated Articles of Incorporation, filed with the Secretary of State of the State of California on February 5, 1990. (Incorporated by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-3 (file no. 33-62310) filed with the Securities and Exchange Commission on May 6, 1993.)

3.3 By-Laws of the Company, as amended through April 4, 1997. (Incorporated by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1997.)

4.1 Common Shares Rights Agreement dated as of May 15, 1989, between the Company and The First National Bank of Boston, as Rights Agent, including the form of Rights Certificate attached hereto. (Incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 26, 1989.)

4.2 Specimen Certificate of Common Stock of Apple Computer, Inc. (Incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-3 (file no. 33-62310) filed with the Securities and Exchange Commission on May 6, 1993.)

5.1       Opinion of Shearman & Sterling.

23.1      Consent of Ernst & Young, LLP independent auditors.

23.2      Consent of Counsel (contained in Exhibit 5.1 hereto).

24.1      Power of Attorney (contained on Page II-5).


ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY
AUTHORIZED, IN THE CITY OF CUPERTINO, STATE OF CALIFORNIA, ON THE          DAY
OF               1997.

                                   APPLE COMPUTER, INC.



                                   BY
                                     -------------------------------------------
                                                  FRED D. ANDERSON
                                             EXECUTIVE VICE PRESIDENT AND
                                               CHIEF FINANCIAL OFFICER



                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gilbert F. Amelio, Fred D. Anderson and Robert M. Calderoni, his or her true and lawful attorney-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


      Signature                              Title                                   Date
-----------------------------------     -----------------------------------     --------------------
                                        Chairman of the Board and                         , 1997
-----------------------------------     Chief Executive Officer
       Gilbert F. Amelio                Principal Executive Officer)


                                        Executive Vice President and                      , 1997
-----------------------------------     Chief Financial Officer
       Fred D. Anderson                 (Principal Financial Officer)


                                        Senior Vice President, Corporate                  , 1997
-----------------------------------     Controller (Principal Accounting
      Robert M. Calderoni               Officer)


                                        Director                                          , 1997
-----------------------------------
       Gareth C.C. Chang

                                        Director                                          ,1997
-----------------------------------
       Bernard Goldstein

                                        Director                                          , 1997
-----------------------------------
      Katherine M. Hudson

                                        Director                                          , 1997
-----------------------------------
        Delano E. Lewis

                                        Director                                          , 1997
-----------------------------------
      A. C. Markkula, Jr.

                                        Director                                          , 1997
-----------------------------------
     Edgar S. Woolard, Jr.

                              APPLE COMPUTER, INC.

                       REGISTRATION STATEMENT ON FORM S-3

                                INDEX TO EXHIBITS


                                                                                    SEQUENTIALLY
  EXHIBIT                                                                             NUMBERED
  NUMBER                                DESCRIPTION                                     PAGE
  -------      -----------------------------------------------------------------    ------------
    2.1        Agreement and Plan of Merger, among Apple Computer, Inc.,
               Blackbird Acquisition Corporation and NeXT Software, Inc.,
               dated as of December 20, 1996.   (Incorporated by reference
               to Exhibit 2 to the Company's Quarterly Report on Form 10-Q
               for the Quarter Ended December 27, 1996.) . . . . . . . . . . . .

    3.1        Restated Articles of Incorporation, filed with the Secretary of State of the State of California on January 27, 1988.
               (Incorporated by reference to Exhibit 4.1 to the Company's
               Registration Statement on Form S-3 (file no. 33-23317) filed
               July 27, 1988.. . . . . . . . . . . . . . . . . . . . . . . . . .

    3.2        Amendment to Restated Articles of Incorporation, filed with the Secretary of State of the State of California on
               February 5, 1990.  (Incorporated by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-3
               (file no. 33-62310) filed with the Securities and Exchange
               Commission on May 6, 1993.) . . . . . . . . . . . . . . . . . . .

    3.3        By-Laws of the Company, as amended through April 4, 1997
               (Incorporated by reference to Exhibit 3.3 to the Company's
               Quarterly Report on Form 10-Q for the quarter ended
               March 28, 1997.). . . . . . . . . . . . . . . . . . . . . . . . .

    4.1 Common Shares Rights Agreement dated as of May 15, 1989, between the Company and The First National Bank of Boston, as Rights Agent, including the form of Rights Certificate attached hereto. (Incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 26, 1989.) . .

    4.2        Specimen Certificate of Common Stock of Apple Computer, Inc.
               (Incorporated by reference to Exhibit 4.5 to the Company's
               Registration Statement on Form S-3 (file no. 33-62310) filed with the Securities and Exchange Commission on May 6, 1993.). . .

    5.1        Opinion of Shearman & Sterling. . . . . . . . . . . . . . . . . .

   23.1        Consent of Ernst & Young, LLP independent auditors. . . . . . . .

   23.2        Consent of Counsel (contained in Exhibit 5.1 hereto). . . . . . .

   24.1        Power of Attorney (contained on Page II-5). . . . . . . . . . . .